Exhibit 99.1

FOR IMMEDIATE RELEASE

GMS REPORTS THIRD QUARTER FISCAL 2021 RESULTS

Continued Execution Amid Residential Market Strength Delivered Higher Daily Sales and Improved Profitability

Tucker, Georgia, March 4, 2021. GMS Inc. (NYSE: GMS), a leading North American specialty distributor of interior building products, today reported financial results for the third quarter of fiscal 2021 ended January 31, 2021.

Third Quarter Fiscal 2021 Highlights

(Comparisons are to the third quarter of fiscal 2020, except where noted.)

•	Net sales of $751.2 million decreased 1.3%; organic net sales decreased 1.9%. On a per day basis, net sales increased 0.3% and organic net sales declined 0.3%.

•	Net income of $16.1 million, or $0.37 per diluted share, increased 48.2%; adjusted net income of $25.9 million, or $0.60 per diluted share, increased 16.4%.

•	Gross margin of 32.4% compared to 33.3%.

•	SG&A and Adjusted SG&A as a percentage of sales were 24.6% and 24.2%, representing 80 and 100 basis points of improvement, respectively.

•	Adjusted EBITDA of $62.6 million compared to $62.7 million; Adjusted EBITDA margin improved 10 basis points to 8.3% from 8.2%.

•	Net debt leverage was 2.9 times as of the end of the third quarter of fiscal 2021.

•	Cash provided by operating activities and free cash flow of $44.4 million and $38.4 million, respectively, compared to $65.4 million and $59.2 million, respectively.

“As a result of our team’s ability to seize opportunities and address challenges in dynamic market conditions, we delivered better than expected sales, higher net income and an improved Adjusted EBITDA margin in the third quarter,” said John C. Turner, Jr., President and Chief Executive Officer. “We continued to realize benefits from our ongoing commitment to our strategic priorities of 1) expanding share in core products, 2) growing our complementary Other products offering, 3) platform expansion, and 4) improved productivity and profitability. During the quarter, we generated higher volume in wallboard, increased sales of complementary products and opened our Waco, Texas greenfield location.

“We are excited to be celebrating GMS’s 50th anniversary in 2021, and I am confident that our focus on our strategic priorities and our team’s continued drive to execute will position us to generate value for our shareholders well into the future,” Mr. Turner concluded.

Third Quarter Fiscal 2021 Results

Net sales for the third quarter of fiscal 2021 were $751.2 million, down 1.3%, compared to $761.4 million for the third quarter of the prior fiscal year, as a result of continued COVID-19 related market declines. Organic net sales declined 1.9%. There was one less selling day in the third quarter of fiscal 2021 than the same period a year ago. On a per day basis, net sales were up 0.3% and organic net sales declined 0.3%.

•	Wallboard sales of $311.1 million decreased 1.0% (down 1.4% on an organic basis) compared to the third quarter of fiscal 2020, due to a modest decline in price and mix, partially offset by slightly higher volume. On a per day basis, wallboard volume increased 2.1% year over year.

•	Ceilings sales of $101.9 million decreased 9.6% (down 9.7% on an organic basis) year over year driven by lower volume and mix, partially offset by higher price.

•	Steel framing sales of $104.0 million decreased 12.5% (down 12.8% on an organic basis) year over year due principally to a decline in volume and, to a lesser extent, price and mix combined.

•	Other product sales of $234.2 million increased 8.7% (up 7.5% on an organic basis) year over year primarily due to the execution of growth initiatives to increase Other products sales, positive contributions from acquisitions and strong pricing in certain product categories.

Year over year sales declines continued to be more pronounced in ceilings and steel framing, as these product categories are tied primarily to commercial construction which remained challenged during the quarter. Residential activity, on the other hand, continued to strengthen and offset softness in commercial construction to yield the higher wallboard volume and growth in Other products.

Gross profit of $243.3 million decreased 4.0% compared to the third quarter of fiscal 2020. As anticipated, gross margin of 32.4% was largely consistent with levels generated in the first half of fiscal 2021, declining 90 basis points year over year principally due to unfavorable mix and price-cost dynamics for certain product categories.

Selling, general and administrative (“SG&A”) expense as a percentage of net sales was 24.6% for the quarter compared to 25.4% in the third quarter of fiscal 2020. Adjusted SG&A expense as a percentage of net sales of 24.2% improved 100 basis points from 25.2 % in the prior year quarter as a result of continued disciplined cost containment partially offset by deflationary price and unfavorable mix impacts with certain of the Company’s products.

Net income of $16.1 million, or $0.37 per diluted share, compared to $10.9 million, or $0.25 per diluted share, in the third quarter of the prior fiscal year. Adjusted net income of $25.9 million, or $0.60 per diluted share, compared to $22.2 million, or $0.52 per diluted share, in the third quarter of the prior fiscal year. Adjusted EBITDA of $62.6 million compared to $62.7 million in the third quarter of the prior fiscal year. Adjusted EBITDA margin of 8.3% improved 10 basis points from 8.2% a year ago.

Platform Expansion Activity

During the third quarter of fiscal 2021, the Company opened a new greenfield location in Waco, TX. Subsequent to the end of the third quarter, and as previously announced, the Company completed the acquisition of D.L. Building Materials, Inc., providing entrance to the Ottawa-Gatineau market in Canada, and also established four new locations, expanding its presence to two additional markets, Atlantic City, NJ, and Memphis, TN.

Balance Sheet, Liquidity and Cash Flow

As of January 31, 2021, the Company had cash on hand of $150.6 million, total debt of $994.2 million and $407.0 million of available liquidity under its revolving credit facilities. Net debt leverage was 2.9 times as of the end of the quarter, down from 3.0 times at the end of the second quarter of fiscal 2021 and 3.3 times as of the end of the third quarter of fiscal 2020. The Company generated cash provided by operating activities and free cash flow of $44.4 million and $38.4 million, respectively, in the third quarter.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the third quarter of fiscal 2021 ended January 31, 2021 and other information related to its business at 8:30 a.m. Eastern Time on Thursday, March 4, 2021. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through April 4, 2021 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13716475.

About GMS Inc.

Celebrating the 50th anniversary of its founding in 1971, GMS operates a network of more than 265 distribution centers across the United States and Canada. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations as defined in its senior secured asset based revolving credit facility and its senior secured first lien term loan facility.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates and the economy generally, actions taken to optimize our operations and align our business consistent with demand, our ability to continue successfully navigating the evolving operating environment, strategic priorities and growth potential across the Company’s business, our efforts in response to COVID-19, and the ability to deliver growth, value creation and long-term success contained in this press release may be considered forward-looking statements. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including current public health issues that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of March 4, 2021. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 4, 2021.

Contact Information:

Investors:

Leslie H. Kratcoski

ir@gms.com

770-723-3306

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2021	2020	2021	2020
Net sales	$751,191	$761,352	$2,366,620	$2,470,457
Cost of sales (exclusive of depreciation and amortization shown separately below)	507,867	507,879	1,597,767	1,658,837
Gross profit	243,324	253,473	768,853	811,620
Operating expenses:
Selling, general and administrative	184,844	193,384	556,308	588,472
Depreciation and amortization	25,562	29,422	79,904	88,215
Total operating expenses	210,406	222,806	636,212	676,687
Operating income	32,918	30,667	132,641	134,933
Other (expense) income:
Interest expense	(13,454)	(16,474)	(41,060)	(52,310)
Gain on legal settlement	1,382	—	1,382	—
Write-off of debt discount and deferred financing fees	—	—	—	(707)
Other income (expense), net	989	(498)	2,441	1,254
Total other expense, net	(11,083)	(16,972)	(37,237)	(51,763)
Income before taxes	21,835	13,695	95,404	83,170
Provision for income taxes	5,709	2,816	23,590	18,333
Net income	$16,126	$10,879	$71,814	$64,837
Weighted average common shares outstanding:
Basic	42,726	42,223	42,691	41,663
Diluted	43,361	42,949	43,184	42,401
Net income per common share(1):
Basic	$0.38	$0.26	$1.68	$1.55
Diluted	$0.37	$0.25	$1.66	$1.52

(1) The following table sets forth the computation of basic and diluted earnings per share of common stock for periods presented:

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2021	2020	2021	2020

	(in thousands, except per share data)
Net income	$16,126	$10,879	$71,814	$64,837
Less: Net income allocated to participating securities	—	—	—	273
Net income attributable to common stockholders	$16,126	$10,879	$71,814	$64,564
Basic earnings per common share:
Basic weighted average common shares outstanding	42,726	42,223	42,691	41,663
Basic earnings per common share	$0.38	$0.26	$1.68	$1.55
Diluted earnings per common share:
Basic weighted average common shares outstanding	42,726	42,223	42,691	41,663
Add: Common Stock Equivalents	635	726	493	738
Diluted weighted average common shares outstanding	43,361	42,949	43,184	42,401
Diluted earnings per common share	$0.37	$0.25	$1.66	$1.52

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	January 31,	April 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$150,573	$210,909
Trade accounts and notes receivable, net of allowances of $6,020 and $5,141, respectively	410,125	405,254
Inventories, net	327,725	299,815
Prepaid expenses and other current assets	17,684	14,972
Total current assets	906,107	930,950
Property and equipment, net of accumulated depreciation of $184,410 and $158,554, respectively	305,144	305,467
Operating lease right-of-use assets	119,434	115,257
Goodwill	562,204	553,073
Intangible assets, net	333,766	361,884
Deferred income taxes	13,488	8,904
Other assets	11,616	13,247
Total assets	$2,251,759	$2,288,782
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$157,892	$213,230
Accrued compensation and employee benefits	55,995	67,590
Other accrued expenses and current liabilities	81,913	63,812
Current portion of long-term debt	51,552	50,201
Current portion of operating lease liabilities	32,847	33,040
Total current liabilities	380,199	427,873
Non-current liabilities:
Long-term debt, less current portion	942,598	1,047,279
Long-term operating lease liabilities	92,109	89,605
Deferred income taxes, net	8,965	12,018
Other liabilities	66,874	78,026
Total liabilities	1,490,745	1,654,801
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 42,854 and 42,554 shares issued and outstanding as of January 31, 2021 and April 30, 2020, respectively	428	426
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of January 31, 2021 and April 30, 2020	—	—
Additional paid-in capital	539,289	529,662
Retained earnings	240,789	168,975
Accumulated other comprehensive loss	(19,492)	(65,082)
Total stockholders' equity	761,014	633,981
Total liabilities and stockholders' equity	$2,251,759	$2,288,782

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended
	January 31,
	2021	2020
Cash flows from operating activities:
Net income	$71,814	$64,837
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,904	88,215
Write-off and amortization of debt discount and debt issuance costs	2,257	2,964
Equity-based compensation	10,318	6,345
Gain on disposal and impairment of assets	(529)	(872)
Deferred income taxes	(9,645)	174
Other items, net	105	2,387
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	1,352	16,561
Inventories	(24,391)	317
Prepaid expenses and other assets	1,040	4,210
Accounts payable	(58,104)	(30,420)
Accrued compensation and employee benefits	(11,932)	(11,729)
Other accrued expenses and liabilities	6,307	(7,622)
Cash provided by operating activities	68,496	135,367
Cash flows from investing activities:
Purchases of property and equipment	(17,857)	(20,884)
Proceeds from sale of assets	1,233	1,299
Acquisition of businesses, net of cash acquired	(51)	(20,803)
Cash used in investing activities	(16,675)	(40,388)
Cash flows from financing activities:
Repayments on revolving credit facilities	(102,189)	(794,623)
Borrowings from revolving credit facilities	14,750	760,444
Payments of principal on long-term debt	(7,476)	(57,476)
Payments of principal on finance lease obligations	(22,662)	(17,971)
Repurchases of common stock	(2,000)	—
Debt issuance costs	—	(1,286)
Proceeds from exercises of stock options	3,656	8,280
Payments for taxes related to net share settlement of equity awards	(807)	(532)
Other financing activities	2,076	1,793
Cash used in financing activities	(114,652)	(101,371)
Effect of exchange rates on cash and cash equivalents	2,495	3
Decrease in cash and cash equivalents	(60,336)	(6,389)
Cash and cash equivalents, beginning of period	210,909	47,338
Cash and cash equivalents, end of period	$150,573	$40,949
Supplemental cash flow disclosures:
Cash paid for income taxes	$31,942	$30,199
Cash paid for interest	38,114	49,224

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended				Nine Months Ended
	January 31,	% of	January 31,	% of	January 31,	% of	January 31,	% of
	2021	Total	2020	Total	2021	Total	2020	Total

	(dollars in thousands)
Wallboard	$311,122	41.4%	$314,391	41.3%	$969,634	41.0%	$1,006,604	40.7%
Ceilings	101,909	13.6%	112,768	14.8%	326,904	13.8%	364,685	14.8%
Steel framing	103,956	13.8%	118,823	15.6%	325,736	13.8%	386,811	15.7%
Other products	234,204	31.2%	215,370	28.3%	744,346	31.4%	712,357	28.8%
Total net sales	$751,191		$761,352		$2,366,620		$2,470,457

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2021	2020	2021	2020
Net income	$16,126	$10,879	$71,814	$64,837
Interest expense	13,454	16,474	41,060	52,310
Write-off of debt discount and deferred financing fees	—	—	—	707
Interest income	(6)	(8)	(57)	(26)
Provision for income taxes	5,709	2,816	23,590	18,333
Depreciation expense	11,371	12,930	36,908	37,944
Amortization expense	14,191	16,492	42,996	50,271
EBITDA	$60,845	$59,583	$216,311	$224,376
Stock appreciation rights(a)	1,446	(347)	2,552	980
Redeemable noncontrolling interests(b)	624	(318)	1,062	326
Equity-based compensation(c)	1,877	1,465	6,734	5,175
Severance and other permitted costs(d)	(83)	1,700	2,626	3,648
Transaction costs (acquisitions and other)(e)	664	434	789	1,733
Gain on disposal and impairment of assets(f)	(1,404)	(130)	(529)	(872)
Effects of fair value adjustments to inventory(g)	—	310	—	461
Gain on legal settlement	(1,382)	—	(1,382)	—
Secondary public offering costs(h)	—	—	—	363
EBITDA add-backs	1,742	3,114	11,852	11,814
Adjusted EBITDA	$62,587	$62,697	$228,163	$236,190

Net sales	$751,191	$761,352	$2,366,620	$2,470,457
Adjusted EBITDA margin	8.3%	8.2%	9.6%	9.6%

(a)	Represents changes in the fair value of stock appreciation rights.

(b)	Represents changes in the fair value of noncontrolling interests.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and other costs permitted in calculations under the ABL Facility and the Term Loan Facility, including certain unusual, nonrecurring costs and credits received due to the COVID-19 pandemic.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	Includes gains from the sale of assets and impairment of assets resulting from restructuring plans to close certain facilities.

(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.

(h)	Represents costs paid to third-party advisors related to secondary offerings of our common stock.

GMS Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2021	2020	2021	2020
Cash provided by operating activities	$44,448	$65,440	$68,496	$135,367
Purchases of property and equipment	(6,012)	(6,247)	(17,857)	(20,884)
Free cash flow(a)	$38,436	$59,193	$50,639	$114,483

(a)	Free cash flow is a non-GAAP financial measure that we define as net cash provided by operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2021	2020	2021	2020
Selling, general and administrative expense	$184,844	$193,384	$556,308	$588,472

Adjustments
Stock appreciation rights(a)	(1,446)	347	(2,552)	(980)
Redeemable noncontrolling interests(b)	(624)	318	(1,062)	(326)
Equity-based compensation(c)	(1,877)	(1,465)	(6,734)	(5,175)
Severance and other permitted costs(d)	104	(462)	(2,589)	(2,410)
Transaction costs (acquisitions and other)(e)	(664)	(434)	(789)	(1,733)
Gain on disposal and impairment of assets(f)	1,404	130	529	872
Secondary public offering costs(g)	—	—	—	(363)
Adjusted SG&A	$181,741	$191,818	$543,111	$578,357

Net sales	$751,191	$761,352	$2,366,620	$2,470,457
Adjusted SG&A margin	24.2%	25.2%	22.9%	23.4%

(a)	Represents changes in the fair value of stock appreciation rights.

(b)	Represents changes in the fair value of noncontrolling interests.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and other costs permitted in calculations under the ABL Facility and the Term Loan Facility, including certain unusual, nonrecurring costs and credits received due to the COVID-19 pandemic.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	Includes gains from the sale of assets and impairment of assets resulting from restructuring plans to close certain facilities.

(g)	Represents costs paid to third-party advisors related to secondary offerings of our common stock.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2021	2020	2021	2020
Income before taxes	$21,835	$13,695	$95,404	$83,170
EBITDA add-backs	1,742	3,114	11,852	11,814
Write-off of discount and deferred financing fees	—	—	—	707
Purchase accounting depreciation and amortization (1)	9,798	11,869	30,054	36,530
Adjusted pre-tax income	33,375	28,678	137,310	132,221
Adjusted income tax expense	7,510	6,453	30,895	29,750
Adjusted net income	$25,865	$22,225	$106,415	$102,471
Effective tax rate (2)	22.5%	22.5%	22.5%	22.5%

Weighted average shares outstanding:
Basic	42,726	42,223	42,691	41,663
Diluted (3)	43,361	42,949	43,184	42,577
Adjusted net income per share:
Basic	$0.61	$0.53	$2.49	$2.46
Diluted	$0.60	$0.52	$2.46	$2.41

(1)	Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and the acquisition of Titan.

(2)	Normalized cash tax rate determined based on our estimated taxes excluding the impact of purchase accounting and certain other deferred tax amounts.

(3)	Diluted shares outstanding for periods prior to June 13, 2019 have been adjusted to include the effect of 1.1 million shares of equity issued in connection with the acquisition of Titan that were exchangeable for the Company’s common stock. On June 13, 2019, the holders exchanged all of the exchangeable shares for 1.1 million shares of the Company’s common stock.